Exhibit 99.1

FOR IMMEDIATE RELEASE Leap Contacts: Greg Lund, Media Relations 858-882-9105 glund@leapwireless.com

Amy Wakeham, Investor Relations 858-882-6084 awakeham@leapwireless.com
Leap Expands Board of Directors with Appointment of Three New Members
SAN DIEGO — November 3, 2009 — Leap Wireless International, Inc. (NASDAQ: LEAP), a leading provider of innovative and value-driven wireless communications services, today announced that John H. Chapple, Ronald J. Kramer and William A. Roper, Jr. have been appointed to the company’s board of directors, effective November 2, 2009. The addition of these new directors brings the number of Leap board members to eight.
Mr. Chapple is president of Hawkeye Investments LLC, a privately owned equity firm investing primarily in telecommunications and real estate ventures, and is the former president, chief executive officer and chairman of Nextel Partners. Mr. Kramer is chief executive officer of Griffon Corporation, a diversified holding company, and was previously president of Wynn Resorts, Ltd. Mr. Roper is president of Roper Capital Company, a privately-owned equity firm and is the former president and chief executive officer of VeriSign, Inc.
“We are pleased with the addition of our new directors, all of whom bring a significant breadth of experience and strong operating and strategic perspectives that we believe will benefit the company and its shareholders,” said Doug Hutcheson, Leap’s president and chief executive officer and a member of Leap’s board of directors.
Mark Rachesky, the chairman of Leap’s board, added, “We look forward to working closely with the new directors as we continue to work to grow Leap’s business and build shareholder value.”
John H. Chapple:
Mr. Chapple, age 56, has served as president of Hawkeye Investments LLC, a privately-owned equity firm investing primarily in telecommunications and real estate ventures, since October 2006. Prior to forming Hawkeye, Mr. Chapple served as president, chief executive officer and chairman of Nextel Partners and its subsidiaries from August 1998 to June 2006, when the company was purchased by Sprint Communications. From 1995 to 1997, Mr. Chapple was the president and chief operating officer of Orca Bay Sports and Entertainment, owner and operator of the Vancouver Canucks as well as the General

Motors Place sports arena in Vancouver, B.C. From 1988 to 1995, he served as executive vice president of operations of McCaw Cellular Communications, and subsequently AT&T Wireless Services following the merger of those companies. Mr. Chapple serves as a trustee and chairman of Syracuse University’s Board of Trustees and is a member of the boards of directors of Yahoo! Inc. (NASDAQ: YHOO), Cbeyond, Inc. (NASDAQ: CBEY), SeaMobile Enterprises and Telesphere Networks Ltd. Mr. Chapple holds a B.A. in political science from Syracuse University and completed Harvard University’s Advanced Management Program.
Ronald Kramer:
Mr. Kramer, age 51, has served as chief executive officer of Griffon Corporation (NYSE: GFF) since April 2008, as a member of Griffon’s board of directors since 1993 and as vice chairman since November 2003. From 2002 to March 2008, Mr. Kramer served as president and director of Wynn Resorts, Ltd., a developer, owner and operator of hotel and casino resorts. From 1999 to 2001, Mr. Kramer was a managing director at Dresdner Kleinwort Wasserstein, an investment banking firm, and at its predecessor Wasserstein Perella & Co. Mr. Kramer serves as a member of the boards of directors of Monster Worldwide, Inc. (NYSE: MWW), Sapphire Industrials Corporation (AMEX: FYR.UN), Mt. Sinai Children’s Center Foundation and the Undergraduate Executive Board of the Wharton School at the University of Pennsylvania. Mr. Kramer holds a B.S. in economics from the Wharton School of the University of Pennsylvania and an M.B.A. from New York University.
William A. Roper, Jr.:
Mr. Roper, age 63, has served as president of Roper Capital Company, a privately-owned equity firm, since 2008. Prior to forming Roper Capital, Mr. Roper served as president and chief executive officer of VeriSign, Inc. from May 2007 to June 2008, and as a member of VeriSign’s board of directors from November 2003 to June 2008. From April 2000 to May 2007, Mr. Roper served as executive vice president for Science Applications International Corporation (“SAIC”), and as senior vice president and chief financial officer of SAIC from 1990 to 2000. Mr. Roper serves as a member of the boards of directors of Armor Designs, Inc. (AIM: ADID), Internet Content Management, Inc., Regents Bank, N.A., SkinMedica, Inc. and the San Diego Regional Economic Development Corporation. Mr. Roper also serves as a member of the National Security Telecommunications Advisory Committee. Mr. Roper holds a B.A. in mathematics from the University of Mississippi and a degree in banking from Southern Methodist University. Mr. Roper completed the Financial Management Program at Stanford University.
About Leap
Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket® service. The Company and its joint ventures operate in 34 states and the District of Columbia and hold licenses in 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, high-speed data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol “LEAP.” For more information, please visit www.leapwireless.com.